Exhibit 10.1

Execution Version

LOAN AGREEMENT

for a loan in the amount of

$25,000,000

MADE BY AND BETWEEN

First Foundation Inc., a Delaware corporation

18101 Von Karman Ave., Suite 700,

Irvine, California 92612,

as Borrower

AND

NEXBANK SSB,

2515 McKinney Avenue, Suite 1100,

Dallas, Texas 75201,

as Lender

Dated as of February 8, 2017

LOAN AGREEMENT

THIS LOAN AGREEMENT (as the same may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is made as of February 8, 2017 (the “Effective Date”), by and between First Foundation Inc., a Delaware corporation (“Borrower”) and NEXBANK SSB, a Texas savings bank, its successors and assigns (“Lender”).

W I T N E S S E T H:

RECITALS

Borrower has applied to Lender for Revolving Credit Advances (as defined herein) in an aggregate amount not to exceed, at any time, the sum of TWENTY-FIVE MILLION DOLLARS ($25,000,000) (the “Loans”), and Lender is willing to make the Loans on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

INCORPORATION OF RECITALS AND EXHIBITS

1.1Incorporation of Recitals.

The foregoing preambles and all other recitals set forth herein are made a part hereof by this reference.

1.2Incorporation of Exhibits.

Exhibit A to this Agreement, which is attached hereto, is hereby incorporated in this Agreement and expressly made a part hereof by this reference.

ARTICLE II

DEFINITIONS

2.1Defined Terms.

The following terms as used herein shall have the following meanings:

Advance Request Form: A certificate, in a form approved by Lender, properly completed and signed by Borrower requesting a Revolving Credit Advance.

Affiliate:  With respect to a specified person or entity, any individual, partnership, corporation, limited liability company, trust, unincorporated organization, association or other entity which, directly or indirectly, through one or more intermediaries, Controls or is Controlled by or is under common control with such person or entity, including, without limitation, any general or limited partnership in which such person or entity is a partner.

Agreement:  As such term is defined in the Preamble.

Allowance for Loan and Lease Losses:  As defined in accordance with the then-current regulations of the Applicable Bank Regulatory Authority and as reported by any Person on the Regulatory Capital Schedule of their respective Call Report applicable to such period.

Applicable Bank Regulatory Authority:  When used with reference to a Person, the Bank Regulatory Authority or Authorities which have jurisdiction over such Person.

Applicable Rate:  As such term is defined in Section 5.1(a).

Authorized Representatives: The persons appointed as the Authorized Representatives of Borrower pursuant to Section 17.3.

Average Total Assets:  As defined in accordance with the then-current regulations of the Applicable Bank Regulatory Authority and as reported by any Person on the Regulatory Capital Schedule of any their respective Call Report applicable to such period.

Bank:  First Foundation Bank, a wholly owned subsidiary of Borrower.

Bank Regulatory Authority:  The FDIC, the Federal Reserve Bank, DBO, OFAC and any regulatory authority (whether Federal or State) that has jurisdiction over the operations of Borrower, as a bank holding company, or over the banking operations of the Bank.

Bankruptcy Code:  Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor thereto or any other present or future bankruptcy or insolvency statute.

BHCA:  The United States Bank Holding Company Act of 1956, as amended.

Borrower:  As such term is defined in the Preamble.  Borrower is the parent holding company of the Bank.  Unless otherwise expressly provided to the contrary in this Agreement or in any of the other Loan Documents, Borrower shall mean the Borrower on an unconsolidated basis

Borrower Disclosure Schedules:  A set of written schedules to be delivered to Lender by Borrower at least two (2) Business Days prior to the execution and delivery of this Agreement, setting forth (i) any information required, pursuant to any of the provisions of Article III hereof, to be disclosed to Lender and (ii) any exceptions or qualifications applicable to any of the representations or warranties of Borrower contained in Article III hereof.

Borrower 2015 Financial Statements:  The audited consolidated financial statements of Borrower as of and for the years ended December 31, 2015 and 2014, and the Annual Report on Form 10-K for the year ended December 31, 2015 that was filed by Borrower with the SEC on March 15, 2016..

Business Day:  A day of the year on which banks are not required or authorized to close in Dallas, Texas.

Call Report:  For each Bank, the “Consolidated Reports of Condition and Income” (FFIEC Form 031 or Form 041), or any successor form promulgated by the FFIEC.

Capital Lease Obligations:  With respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP (as in effect on the Effective Date) and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

Change of Control:  Borrower shall cease to beneficially own and control 100% on a fully diluted basis of the economic and voting interests in the Equity Interests of the Bank.  For the avoidance of doubt, the grant of the Lien in the Equity Interests of the Bank to Lender pursuant to the Security Documents shall not constitute a Change of Control.

Classified Assets:  An asset classified as “Substandard,” “Doubtful,” “Loss” or a similar category in accordance with the then-current regulations of the Applicable Bank Regulatory Authority.

Classified Assets to Tier 1 Capital Ratio:  With respect to any Person, the ratio (expressed as a percentage) as of the last day of any fiscal quarter of (a) Classified Assets of such Person to (b) (i) Tier 1 Capital of such Person, plus (ii) Allowance for Loan and Lease Losses.

Collateral:  The term “Collateral” shall have the meaning given to it in the Security Agreement.

Constituent Documents:  (a) in the case of a corporation, its articles or certificate of incorporation and bylaws; (b) in the case of a general partnership, its partnership agreement; (c) in the case of a limited partnership, its certificate of limited partnership and partnership agreement; (d) in the case of a trust, its trust agreement; (e) in the case of a joint venture, its joint venture agreement; (f) in the case of a limited liability company, its articles of organization, operating agreement, regulations and/or other organizational and governance documents and agreements; and (g) in the case of any other entity, its organizational and governance documents and agreements.

Control:  As such term is used with respect to any person or entity, including the correlative meanings of the terms “controlled by” and “under common control with”, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise.

Controlled Entity:   As such term is used with respect to a specified Person, (i) with respect to a corporation or limited liability company, such Person has the power to elect a majority of the directors or managers (as the case may be), (ii) with respect to a partnership, such Person is a general partner, or (iii) with respect to a trust, such Person or any wholly-owned subsidiary of such Person is a trustee.

Default or default:  Any event, circumstance or condition, which, if it were to continue uncured, would, with notice or lapse of time or both, constitute an Event of Default hereunder.

Default Rate:  A rate per annum equal to three percentage points (300 basis points) in excess of the Applicable Rate, but which shall not at any time exceed the Maximum Lawful Rate.

Depository Account:  A deposit account opened and maintained by Bank with Lender.

DBO:  The State of California Department of Business Oversight.

EBITDA:  For any period, the Net Income of Borrower for such period, plus, without duplication and to the extent deducted in calculating Net Income for such period, the sum of (a) Interest Expense for such period, (b) Taxes for such period, (c) the amount of any depreciation and amortization expense deducted in determining Net Income, and (d) any extraordinary or non-recurring items reducing Net Income for such period, minus any extraordinary or non-recurring items increasing Net Income for such period.

Effective Date:  As defined in the Preamble.

Environmental Proceedings:  Any environmental proceedings, whether civil (including actions by private parties), criminal, or administrative, relating to Borrower.

Equity Interests:  Shares of capital stock of a corporation, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

ERISA:  The Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder from time to time.

Event of Default:  As such term is defined in Article XV.

FDIA: The Federal Deposit Insurance Act of 1933, as amended from time to time, and the regulations promulgated pursuant thereto.

FDIC: The Federal Deposit Insurance Corporation, or any successor Governmental Authority then performing the same or substantially similar duties.

Federal Reserve Bank: The Board of Governors of the Federal Reserve Bank or the Federal Reserve System, or any Federal Reserve Bank, or any successor Governmental Authority then performing the same or substantially similar duties.

FFIEC: The Federal Financial Institutions Examination Council, or any successor Governmental Authority then performing the same or substantially similar duties.

Fixed Charges: For any period, the sum, without duplication, of the amounts determined for Borrower equal to (a) Interest Expense, (b) scheduled payments of principal on Total Debt, and (c) Taxes.

Fixed Charge Coverage Ratio:  With respect to Borrower, the ratio as of the last day of any fiscal quarter of (a) EBITDA, to (b) Fixed Charges, all for the twelve month period ending on such date.

GAAP:  Generally accepted accounting principles in the United States of America.

Governmental Approvals: All authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings by Borrower or the Bank with, and reports made by Borrower or the Bank to, all Applicable Bank Regulatory Authorities.

Governmental Authority:  Any nation or government, any state, province or territory or other political subdivision thereof, any governmental agency (including any Bank Regulatory Authority), department, authority, instrumentality, regulatory body, court, central bank or other governmental entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization exercising such functions (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

Guarantee:  Any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner (other than any Indebtedness or other obligation of any direct or indirect subsidiaries of the guarantor), whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation of the primary obligor; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

Including or including:  Including but not limited to, and including without limitation.

Indebtedness:   Without duplication, with respect to any Person (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind which such Person is obligated to repay on a date certain or upon the happening of an event, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c)  all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) if and to the extent such Person is contractually or legally obligated to pay such Indebtedness.

Intangible Assets: As defined in accordance with the then-current regulations of the Applicable Bank Regulatory Authority.

Interest Expense:  For any period, total interest expense of Borrower (including that portion attributable to Capital Lease Obligations), premium payments, debt discount, fees and related expenses with respect to all outstanding Indebtedness of Borrower (but excluding any interest payable on deposits or like instruments).

Internal Revenue Code:  The Internal Revenue Code of 1986, as amended from time to time.

Knowledge or knowledge of Borrower:  Borrower’s knowledge or phrases such as “the best knowledge of Borrower” shall mean the actual knowledge of the then acting Chief Executive Officer or Chief Financial Officer of Borrower.

Late Charge:  As such term is defined in Section 4.6.

Laws:  Collectively, all federal, state and local laws, statutes, codes, ordinances, orders, rules and regulations, including judicial opinions or precedential authority in the applicable jurisdiction.

Lender:  As defined in the opening paragraph of this Agreement, and including any successor holder of the Loans from time to time.

Leverage Ratio: With respect to any Person, the ratio (expressed as a percentage) as of the last day of any fiscal quarter of (a) Tier 1 Capital of such Person to (b) Average Total Assets of such Person.

LIBOR: With respect to any LIBOR Reset Period, the rate of interest at which deposits in U.S. dollars are offered to major banks in the London interbank market for a ninety (90) day period on the day that is two (2) days prior to the commencement of such LIBOR Reset Period, based on information presented by any interest rate reporting service of recognized standing selected by Lender, or if Lender determines that no interest rate reporting service has presented such information, the rate of interest at which deposits in U. S. dollars are offered to major banks in the London interbank market for a ninety (90) day period on the day that is two (2) days prior to the commencement of such LIBOR Reset Period by any bank reasonably selected by Lender. Under the terms of this Agreement, the applicable “LIBOR” rate is used by Lender as a reference rate.

The use of ninety (90) day LIBOR as a reference rate does not mean the Borrower will actually pay interest on the Loan pursuant to a ninety (90) day contract or any other interest rate contract.  Instead, the effective interest rate under this Agreement will adjust at the beginning of each LIBOR Reset Period.

LIBOR Reset Period:  (i) as to the calendar quarter in which the Effective Date occurs, the period commencing on the Effective Date and ending on the last calendar day of such quarter and (ii) as to any calendar quarter thereafter, the period commencing on the first calendar day of the quarter immediately following the end of the prior LIBOR Reset Period, and ending on the earlier of (a) the last calendar day of the quarter during which a Loan was made or most recently continued and (b) the Maturity Date.

Lien:  With respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease Obligations or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

Loan Amount:  The maximum amount of the Loans that may be outstanding at any time as set forth in Section 4.1(a) below.

Loan Documents:  The collective reference to this Agreement and the documents and instruments listed in Section 4.2.

Loan Opening Date:  The date of the initial disbursement of proceeds of the Loans.

Loans:  As defined in Section 4.1(a).

London Banking Day:  Any such day on which dealings in dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

Marketable Securities:  Collectively, (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof, (b) marketable direct obligations issued by any of the United States or any municipality thereof and currently having a rating of (i) AA or higher issued by S&P and (ii) Aa2 or higher issued by Moody’s, and (c) corporate bonds and issuances and currently having a rating of (i) AA or higher issued by S&P and (ii) Aa2 or higher issued by Moody’s.

Material Adverse Change or material adverse change:  When used herein, means, any change, effect, or circumstance that has or could reasonably be expected to have a material adverse effect on (a) the ability of Borrower to consummate the transactions contemplated by this Agreement and the Security Documents or to perform its material obligations thereunder; or (b) the business, financial condition, results of operations, or assets of Borrower and its Subsidiaries taken as a whole; provided, however, that a “Material Adverse Change” shall not be deemed to occur or exist in the case of any change, effect, or circumstance that is or was reasonably attributable to: (i) economic conditions generally in the United States or foreign economies in any locations where Borrower or any of its Subsidiaries has material operations (ii) changes in banking and similar laws of general applicability or interpretations thereof by courts or Governmental Authorities or (iii) changes in the monetary policies of the Federal Reserve; provided, that with respect to clauses (i), (ii) and (iii), the changes, effects or circumstances do not have a materially disproportionate effect (relative to other industry participants) on Borrower and its Subsidiaries considered as a whole; (iv) the announcement or pendency of the transactions contemplated by this Agreement, or (v) any failure, in and of itself, by Borrower or any of its Subsidiaries to meet internal or other estimates, predictions, projections or forecasts of revenue, net interest income, operating income, net income or any other measure of financial performance, provided that unless excepted from the definition of Material Adverse Change as set forth in clauses (i) to (iv) inclusive of this definition, the facts or circumstances giving rise or contributing to such failure to meet estimates or projections may be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Change.

Maturity Date:  The earlier of: (a) the Stated Maturity Date; and (b) the date of acceleration of the Obligations pursuant to Section 16.1.

Maximum Lawful Rate:  As such term is defined in Section 5.3.

Moody’s:  Moody’s Investors Service, Inc. and any successor thereto.

Net Income:  For any period, the consolidated net income of Borrower determined in accordance with GAAP.

Non-Performing Assets to Net Capital Ratio:  With respect to any Person, the ratio (expressed as a percentage) as of the last day of any fiscal quarter of (a) (i) Total Non-Accrual Loans of such Person, plus (ii) Other Real Estate Owned of such Person to (b) (i) Total Capital of such Person, plus (ii) unrealized losses (gains) on securities for such Person, plus (iii) Allowance for Loan and Lease Losses of such Person, minus (iv) Intangible Assets of such Person.

Note:  That certain Revolving Promissory Note dated as of the date hereof in the aggregate principal amount of $25,000,000, or such lesser amount of the Loans as may be outstanding hereunder, made payable to the order of Lender, to evidence the Loans.

Note Rate:  A rate per annum equal to the sum of (a) LIBOR for the then-current LIBOR Reset Period plus (b) 350 basis points (3.50%).

Obligations:  All obligations, indebtedness, and liabilities of Borrower to Lender, now existing or hereafter arising, under this Agreement (as the same may be amended, restated, supplemented or otherwise modified from time to time hereafter) and the other Loan Documents (as the same may be amended, restated, supplemented or otherwise modified from time to time), and all interest accruing thereon (whether a claim for post-filing or post-petition interest is allowed in any bankruptcy, insolvency, reorganization or similar proceeding) and all reasonable attorneys’ fees and other reasonable expenses incurred in the enforcement or collection thereof.

OFAC:  As defined in Section 3.1(u).

Open the Loan, Opening of the Loan or Loan Opening:  The initial disbursement of Loan proceeds by Lender to Borrower pursuant to Section 4.1 hereof.

Other Real Estate Owned: As defined in accordance with the then-current regulations of the Applicable Bank Regulatory Authority.

Payment Date: The first day of each and every calendar month during the term of the Note or the next succeeding Business Day if the first day of any such calendar month is a day other than a Business Day.

Permitted Investments:  Each of the following:

(a)loans made in the ordinary course of business (including liquidity support to broker-dealer Subsidiaries);

(b)loans made other than in the ordinary course of business; provided, that the aggregate principal amount (based on the aggregate amount advanced and without giving effect to any payment thereof) of all outstanding loans hereunder shall not exceed $250,000 as at any date of determination;

(c)direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(d)investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(e)investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(f)fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(g)money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

Permitted Liens:  Each of the following:

(a)Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 10.3;

(b)carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business or which are being contested in good faith by appropriate proceedings and which could not reasonably be expected to cause a Material Adverse Change;

(c)pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)judgment liens in respect of judgments that do not constitute an Event of Default under clause (f) of Article XV; and

(f)easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower;

provided that the term “Permitted Liens” shall not include any Liens securing Indebtedness (other than Indebtedness to Lender and Indebtedness which Borrower is permitted to incur pursuant to Section 11.1 of this Agreement).

Person:  Any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, bank, Governmental Authority or other entity.

Restricted Payment:  Any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower (other than for or in respect of repurchases or cancellations of equity incentive awards granted under the Borrower’s equity incentive plans, if and to the extent permitted thereunder).

Revolving Credit Advance:  Any advance of money made by Lender to Borrower pursuant to Section 4.1 of this Agreement.

Risk-Based Capital Guidelines:  (a) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, (b) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (c) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, regardless of the date enacted, adopted or issued.

S&P:  Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

Sanctioned Entity:  (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a person resident in, a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.

Sanctioned Person:  A person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time.

SEC:  The United States Securities and Exchange Commission.

Security Agreement:  The Pledge and Security Agreement executed and delivered as of the date hereof by Borrower, as it may be amended, restated, supplemented or otherwise modified from time to time hereafter by mutual written agreement of Lender and Borrower.

Security Documents:  The Security Agreement and all other instruments, documents and agreements delivered by or on behalf of Borrower pursuant to this Agreement or any of the other Loan Documents in order to grant to, or perfect in favor of, Lender, a Lien on the Collateral as security for the Obligations.

Subsidiary:  (a) any corporation of which at least a majority of the outstanding shares of stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by Borrower or one or more of its other Subsidiaries or by Borrower and one or more of such Subsidiaries, and (b) any other entity (i) of which at least a majority of the ownership, equity or voting interest is at the time directly or indirectly owned or controlled by one or more of Borrower and other Subsidiaries and (ii) which is treated as a subsidiary in accordance with GAAP.

Stated Maturity Date:  Feburary 8, 2022, or such later date as shall be established pursuant to Section 4.6.

Taxes:  Any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto accounted for in accordance with GAAP.

Term of the Loan:  The period from the date hereof to and including the Maturity Date (as hereinabove defined).

Tier 1 Capital:  As defined in accordance with the then-current regulations of the Applicable Bank Regulatory Authority.

Tier 2 Capital:  As defined in accordance with the then-current regulations of the Applicable Bank Regulatory Authority.

Total Capital:  As defined in accordance with the then-current regulations of the Applicable Bank Regulatory Authority.

Total Debt:  As at the date of any determination thereof, the aggregate amount of all Indebtedness of Borrower.

Total Non-Accrual Loans:  Total value of the loans held by a Person, which loans are classified as non-accrual in accordance with the then-current regulations of its Applicable Bank Regulatory Authority and/or Call Report instructions.

Total Risk-Based Capital Ratio:  With respect to any Person, the ratio (expressed as a percentage) as of the last day of any fiscal quarter of (a) the sum of (i) Tier 1 Capital of such Person and (ii) Tier 2 Capital of such Person, to (b) Total Risk-Weighted Assets of such Person.

Total Risk-Weighted Assets:  As defined in accordance with the then-current regulations of the Applicable Bank Regulatory Authority.

2.2Other Definitional Provisions.

All terms defined in this Agreement shall have the same meanings when used in the Note, any other Loan Documents, or any certificate or other document made or delivered pursuant hereto.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement.

2.3Accounting Terms.

All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 10.1(a), except as otherwise specifically prescribed herein.  Notwithstanding the foregoing, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the FASB ASC 825 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof.

ARTICLE III

BORROWER’S REPRESENTATIONS AND WARRANTIES

3.1Representations and Warranties.

To induce Lender to execute this Agreement and perform its obligations hereunder, Borrower hereby represents and warrants to Lender that, as of the date hereof, the statements contained in this Article III are true and correct, except as may otherwise be specified in any such representation or warranty in the Borrower Disclosure Schedules.

(a)Except as previously disclosed to Lender in writing, no litigation or proceedings are pending, or to the best of Borrower’s knowledge threatened, in writing, against Borrower or its Subsidiaries, which could reasonably be expected, if adversely determined against Borrower, to cause a Material Adverse Change with respect to Borrower and its Subsidiaries considered as a whole.  There are no pending Environmental Proceedings, no Environmental Proceedings have been threatened in writing against Borrower and to the knowledge of Borrower there are no facts or circumstances which could reasonably be expected to give rise to any future Environmental Proceedings against Borrower or its Subsidiaries that, if adversely determined against Borrower, would cause a Material Adverse Change with respect to Borrower and its Subsidiaries considered as a whole.

(b)Borrower is a duly organized and validly existing corporation and has all the requisite corporate power and authority to execute, deliver and perform its obligations under the Loan Documents to which Borrower is a party, and such execution, delivery and performance have been duly authorized by all requisite corporate action of Borrower.  Each Loan Document to which Borrower is a party has been duly executed and delivered by Borrower and is the legally binding obligation of Borrower, enforceable against Borrower in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or similar laws, now or hereafter in effect, relating to or limiting the rights of creditors’ and general equitable principles , regardless of whether the issue of enforceability is considered in a proceeding in equity or at law.

(c)No consent, approval or authorization of or declaration, registration or filing with any Governmental Authority or nongovernmental person or entity, including any creditor of Borrower or its Subsidiaries, is required in connection with the execution, delivery and performance by Borrower of this Agreement or of any of the Loan Documents other than the filing of UCC-1 financing statements, except for such consents, approvals or authorizations of or declarations or filings with any Governmental Authority or non-governmental person or entity where the failure to so obtain would not have a Material Adverse Change on Borrower and its Subsidiaries, considered as a whole, or which have been obtained as of any date on which this representation is made.  The Borrower and each Subsidiary of Borrower (i) has all Governmental Approvals required by any applicable Law for it to conduct its business, each of which, on the date hereof is in full force and effect, and not subject to review on appeal and is not the subject of any proceeding pending or, which to Borrower’s knowledge, threatened in writing against Borrower, (ii) is in compliance with each Governmental Approval applicable to it and in compliance with all other applicable Laws relating to it or any of its respective properties and (iii) has timely filed all material reports, documents and other materials required to be filed by it under all applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under applicable Law except in each case of clauses (i), (ii) or (iii) above, where the failure to have, comply or file could not reasonably be expected to have a Material Adverse Change.

(d)The execution and delivery of, and the performance by Borrower of its obligations under this Agreement or the Security Documents does not constitute, upon the giving of notice or lapse of time or both, a breach or default under any other agreement to which Borrower or its Subsidiaries is a party or may be bound or affected, or a violation of any Law or court order which could reasonably be expected to have a Material Adverse Change.

(e)Borrower is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property where the failure to be in compliance therewith, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.  Borrower has received all permits and licenses issued by any Governmental Authority as are necessary for the conduct of its business.

(f)There is no default under this Agreement or any of the other Loan Documents by Borrower, nor any condition known to Borrower which, after notice or the passage of time or both, would constitute a default or an Event of Default by Borrower under said Documents.

(g)No brokerage fees or commissions are payable by Borrower to any person pursuant to any brokerage agreement or agency or other agreement entered into by Borrower  in connection with this Agreement or the Loans to be disbursed hereunder.

(h)The Borrower 2015 Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and fairly presented, in all material respects, the consolidated financial position, results of operations, cash flows and shareholders’ equity of the Borrower and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods covered thereby, and no Material Adverse Change with respect to Borrower or its Subsidiaries has occurred since the respective dates of such statements.  Borrower does not have any material Indebtedness or other material liability, that is not disclosed in the Borrower 2015 Financial Statements, the Borrower Disclosure Schedules or in the Borrower’s 10-Q filed with the SEC on November 8, 2016 (the “Third Quarter 10-Q”).

(i)Borrower has good title to, or valid leasehold interests in, all its real and personal property material to its business, subject to Permitted Liens thereon and except for defects in title that do not interfere with its ability to  conduct  its  business  as  currently  conducted  or  to  utilize  such  properties  for  their  intended purposes.

(j)The Bank has not received notice from any Bank Regulatory Authority that it is subject to any formal or material informal enforcement action by a Bank Regulatory Authority.

(k)Borrower owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and, to Borrower’s Knowledge, the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

(l)The Loans are not being made for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation T, U or X issued by the Federal Reserve Bank.

(m)Borrower is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

(n)Borrower has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower has set aside reserves on its books which Borrower deems adequate or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Change.

(o)The assets of Borrower are not “plan assets” of any employee benefit plan covered by ERISA or Section 4975 of the Internal Revenue Code.

(p)Borrower has disclosed directly to Lender or in the Borrower Disclosure Schedules, the Borrower 2015 Financial Statements or in the Third Quarter 10-Q, all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.  None of the representations or warranties contained in this Agreement, as modified or qualified by the Borrower Disclosure Schedules, the Borrower 2015 Financial Statements or the Third Quarter 10-Q, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(q)Borrower is not a “foreign person” within the meaning of Section 1445 or 7701 of the Internal Revenue Code.

(r)Borrower uses no trade name other than its actual name set forth herein.  The principal place of business of Borrower is as stated in Section 17.16.

(s)Borrower’s place of formation or organization is the State of Delaware.

(t)None of Borrower or its Subsidiaries is a person with whom Lender is restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury of the United States of America (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons.  In addition, Borrower hereby agrees to provide to the Lender with any additional information that the Lender deems necessary from time to time in order to ensure compliance with all applicable Laws concerning money laundering and similar activities. None of the Borrower, any Subsidiary of the Borrower or any Affiliate of the Borrower: (i) is a Sanctioned Person, (ii) has more than ten percent (10%) of its assets in Sanctioned Entities, or (iii) derives more than ten percent (10%) of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities.  The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

3.2Survival of Representations and Warranties.

The representations and warranties of Borrower set forth in Section 3.1, as may be modified or qualified by the information contained in the Borrower Disclosure Schedules, the notes to Borrower’s 2015 Financial Statements or in the Third Quarter 10-Q, will survive the execution and delivery by Borrower of the Loan Documents and the Loan Opening until all of the Obligations of Borrower have been paid or performed.

ARTICLE IV

LOAN AND LOAN DOCUMENTS

4.1Agreement to Borrow and Lend; Lender’s Obligation to Disburse.

Lender agrees to make, from time to time during the Term of the Loan, revolving loans (the “Loans”) (sometimes referred to herein as “Revolving Credit Advances”) to Borrower, on the terms and provisions and subject to the conditions of this Agreement and the other Loan Documents.  The maximum aggregate principal amount of such Revolving Credit Advances shall not, at any time, exceed Twenty-Five Million Dollars ($25,000,000) (the “Loan Amount”). Subject to the foregoing limitation, and the other terms and provisions of this Agreement, during the Term of the Loan Borrower may borrow and may repay loans hereunder, without any premium, penalty or other charges of any kind whatsoever, and may reborrow any or all of the Loan Amount as provided in Subsection 4.1(b) below.

(a)Bank shall, prior to the Opening of the Loans, have opened the Depository Account, subject to the Bank’s compliance with Regulation F (12 CFR 206) and Bank’s internal policies related thereto.

(b)Borrower shall give Lender notice of each Revolving Credit Advance by means of an Advance Request Form containing the information required therein and delivered (by hand or by mechanically confirmed facsimile) to Lender no later than 1:00 p.m. (Dallas, Texas time) at least one Business Day before the day on which Borrower desires the Revolving Credit Advances to be funded to it by Lender.  Revolving Credit Advances shall be in a minimum amount of $1,000,000.  Lender at its option may accept telephonic requests for such Revolving Credit Advances, provided that such acceptance shall not constitute a waiver of Lender’s right to require delivery of an Advance Request Form in connection with subsequent Revolving Credit Advances.  Any telephonic request for a Revolving Credit Advance by Borrower shall be promptly confirmed by submission of a properly completed Advance Request Form to Lender, but failure to deliver such a confirming Advance Request Form shall not be a defense to payment of the Revolving Credit Advance made in response to a telephonic request.  Lender shall have no liability to Borrower for any loss or damage suffered by Borrower as a result of Lender’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically, by facsimile or electronically and purporting to have been sent to Lender by Borrower and Lender shall have no duty to verify the origin of any such communication or the identity or authority of the Person sending it.  Subject to the terms and conditions of this Agreement, each Revolving Credit Advance shall be made available to Borrower by depositing the same, in immediately available funds, in the Depository Account.

4.2Loan Documents.

Borrower agrees that it will, on or before the Loan Opening Date, execute and deliver or cause to be executed and delivered to Lender the following documents:

(a)This Agreement.

(b)The Note.

(c)The Security Agreement.

4.3Term of the Loan.

All principal, interest and other sums due under the Loan Documents shall be due and payable in full on the Maturity Date.

4.4Prepayments.

Borrower shall have the right to make prepayments of the Loans, without any premium, penalty or other charges of any kind whatsoever, in whole or in part, upon not less than seven (7) days’ prior written notice to Lender.  No prepayment of all or part of the Loans shall be permitted unless same is made together with the payment of all interest accrued on the Loans through the date of prepayment.

4.5Late Charge.

Any and all amounts due hereunder or under the other Loan Documents which remain unpaid on the tenth (10th) day after the date said amount was due and payable shall incur a fee (the “Late Charge”) of five percent (5%) per annum of said amount, which payment shall be in addition to all of Lender’s other rights and remedies under the Loan Documents, provided that no Late Charge shall apply to the final payment of principal on the Maturity Date.  Nothing in this Section shall be deemed a cure period for the purpose of determining the occurrence of an Event of Default.

4.6Extension of Stated Maturity Date.

So long as no Event of Default shall have occurred and be continuing on the date on which notice is given in accordance with the following clause (a) or on the Stated Maturity Date, Borrower may (on no more than two (2) successive occasions) extend the Stated Maturity Date to a date that is three hundred and sixty-four (364) days after the then-effective Stated Maturity Date, upon: (a) delivery of a written request therefor to Lender at least thirty (30) days, but no more than sixty (60) days, prior to the Stated Maturity Date then in effect; and (b) receipt by Lender of a certificate of Borrower dated the date of such request stating that (i) no Default or Event of Default then exists and is continuing and (ii) Borrower is in compliance with the covenants set forth in this Agreement. Such extension shall be evidenced by delivery of written confirmation of the same by Lender to Borrower; provided that the validity and binding effect of any such extension shall not be affected by a failure by Lender to have delivered such a written confirmation to Borrower.

ARTICLE V

INTEREST

5.1Interest Rate.

(a)Subject to Section 5.3, the principal amount of the Loans outstanding will bear interest at the Note Rate (the “Applicable Rate”), unless the Default Rate is applicable.

(b)Interest shall be calculated for the actual number of days elapsed on the basis of a 365-day year, including the first date of the applicable period to, but not including, the datfce of repayment.

(c)The principal amount of the Loans outstanding shall bear interest at the Default Rate at any time at which an Event of Default shall exist and is continuing, provided that if any Event of Default is cured by the Borrower, then the Interest Rate on the Loans shall thereupon revert back to the Applicable Rate.

5.2Required Principal and Interest Payments.

All accrued but unpaid interest on the principal balance of the Loans outstanding from time to time shall be payable on each Payment Date.  The outstanding principal balance of the Loan and any and all accrued but unpaid interest hereon shall be due and payable in full on the Maturity Date or upon any earlier maturity hereof, whether by acceleration in accordance with this Agreement and the other Loan Documents. All payments (whether of principal or of interest) shall be deemed credited to Borrower’s account only if received by 2:00 p.m. Dallas time on a Business Day; otherwise, such payment shall be deemed received on the next Business Day.  Borrower may from time to time during the term of this Agreement borrow, partially or wholly repay its outstanding borrowings, and reborrow any borrowings that it has repaid hereunder, subject to all of the limitations, terms and conditions of this Agreement; provided, however, that the total borrowings hereunder outstanding at any time shall not exceed the Loan Amount.  The unpaid principal balance of the Loans at any time shall be the total amount advanced under this Loan and the Note by Lender, less the amount of principal payments made hereon by or for Borrower.

5.3Maximum Lawful Rate.

It is the intent of Borrower and Lender to conform to and contract in strict compliance with applicable usury law from time to time in effect. In no way, nor in any event or contingency (including but not limited to prepayment, default, demand for payment, or acceleration of the maturity of any obligation), shall the rate of interest taken, reserved, contacted for, charged or received under this Agreement and the other Loan Documents exceed the highest lawful interest rate permitted under applicable law (the “Maximum Lawful Rate”).  If Lender shall ever receive anything of value which is characterized as interest under applicable law and which would apart from this provision be in excess of the Maximum Lawful Rate, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans in the inverse order of its maturity and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal.   All interest paid or agreed to be paid to the holder hereof shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of such obligation does not exceed the Maximum Lawful Rate.  As used in this Section, the term “applicable law” shall mean the laws of the State of Texas or the federal laws of the United States, whichever laws allow the greater interest, as such laws now exist or may be changed or amended or come into effect in the future.

ARTICLE VI

RESERVED.

ARTICLE VII

LOAN EXPENSE AND ADVANCES

7.1Loan and Administration Expenses.

Borrower unconditionally agrees to pay all reasonable costs and expenses incurred by Lender in connection with the Loans incurred by Lender if any Event of Default occurs hereunder or under any of the Loan Documents or if the Loans or Note or any portion thereof is not paid in full when and as due, all reasonable costs and expenses of Lender (including, without limitation, court costs and counsel’s fees and disbursements and fees and costs of paralegals, and costs incurred in connection with any litigation or bankruptcy or administrative hearing and any appeals therefrom and any post-judgment enforcement action including, without limitation, supplementary proceedings) incurred in attempting to enforce payment of the Loans and reasonable expenses of Lender incurred (including court costs and counsel’s fees and disbursements and fees and costs of paralegals) in attempting to realize, while an Event of Default exists, on any security or incurred in connection with the sale or disposition (or preparation for sale or disposition) of any security for the Loans.  Whenever Borrower is obligated to pay or reimburse Lender for any attorneys’ or paralegals’ fees, those fees shall include the reasonable allocated costs for services of in-house counsel.

7.2Reserved.

7.3Reserved.

7.4Expenses and Advances Secured by Loan Documents.

Any and all payments made by Lender under this Article VII from time to time, and any amounts expended by Lender pursuant to Article XVI, shall constitute additional indebtedness evidenced by the Note and secured by the Security Documents and the other Loan Documents if such payments or amounts expended are not paid to Lender within ten (10) days of the date Lender notifies Borrower in writing of the amounts of such payments due by Borrower to Lender and the purposes for which such payments were made by Lender.

7.5Right of Lender to Take Certain Actions to Cure Borrower’s Defaults.

In the event that Borrower fails to perform any of Borrower’s covenants, agreements or obligations contained in this Agreement or any of the other Loan Documents (after the expiration of applicable grace periods, except in the event of an emergency or other exigent circumstances), Lender may (but shall not be required to) perform any of such covenants, agreements and obligations, and any amounts expended by Lender in so doing and shall constitute additional indebtedness evidenced by the Note and secured by the Security Documents and the other Loan Documents.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE OPENING OF THE LOAN

8.1Conditions Precedent to Opening of the Loan.

Borrower agrees that Lender’s obligation to Open the Loan is conditioned upon Borrower’s delivery, performance and satisfaction of the following conditions precedent:

(a)Loan Documents:  The Lender shall have received copies of each of the documents set forth in Section 4.2 hereof, executed by the Borrower, and recorded, if applicable.

(b)Reserved.

(c)Insurance Policies:  Borrower shall have furnished to Lender evidence that insurance coverages are in effect with respect to Borrower, in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

(d)No Litigation:  No litigation or proceedings shall be pending or threatened which could reasonably be expected to cause a Material Adverse Change with respect to Borrower and its Subsidiaries, considered as a whole;

(e)Legal Opinion:  Borrower shall have furnished to Lender an opinion from counsel for Borrower covering due authorization, execution and delivery and enforceability of the Loan Documents;

(f)Searches:  Borrower shall have furnished to Lender current federal tax lien, state tax lien and judgment searches and searches of all Uniform Commercial Code financing statements for Borrower and Bank, filed in each place UCC Financing Statements are to be filed hereunder, demonstrating the absence of adverse claims;

(g)Financial  Statements:  Borrower shall have furnished to Lender the Borrower 2015 Financial Statements;

(h)Equity Interests of Bank:  Lender shall have possession of the share certificates evidencing the Equity Interests of Bank;

(i)Organizational  Documents:  Borrower shall have furnished to Lender proof satisfactory to Lender of the incorporation and good standing in the state of its incorporation of Borrower and Bank. Borrower shall also provide certified resolutions in form and content reasonably satisfactory to Lender, authorizing execution, delivery and performance of the Loan Documents by Borrower, and such other documentation as Lender may reasonably require to evidence the authority of the persons executing the Loan Documents.  Borrower shall also have delivered Constituent Documents for Borrower and Bank certified by the appropriate government officials of the state of incorporation. Borrower shall also have delivered a certificate of incumbency certified by an authorized officer or representative certifying the names of the individuals or other Persons authorized to sign this Agreement and each of the other Loan Documents to which Borrower is or is to be a party (including the certificates contemplated herein) on behalf of such Person together with specimen signatures of such individual Persons;

(j)No Default:  There shall be no uncured Default or Event of Default by Borrower hereunder as of the Opening of the Loan;

(k)Additional Documents:  Borrower shall have furnished to Lender such other materials, documents, papers or requirements regarding Borrower and its Subsidiaries as Lender shall reasonably request, provided that such documents or instruments are of the type customarily delivered at closings of loan transactions similar to the loan transaction contemplated by this Agreement.

8.2Conditions Precedent to Subsequent Revolving Credit Advances.

Borrower agrees that Lender’s obligation to make any Revolving Credit Advance is conditioned upon Borrower’s delivery, performance and satisfaction of the following additional conditions precedent:

(a)Advance Request Form.  Lender shall have received in accordance with this Agreement, an Advance Request Form pursuant to Lender’s requirements and executed by a responsible officer of Borrower.

(b)No Default:  There shall be no uncured Default or Event of Default by Borrower hereunder as of the Opening of the Loan.

(c)Material Adverse Change.  No Material Adverse Change has occurred and no circumstance exists that could be a Material Adverse Change.

(d)Representations and Warranties.  All of the representations and warranties contained in Article III and in the other Loan Documents, as modified by disclosures or information contained in the Borrower Disclosure Schedules, the Borrower 2015Financial Statements or the Third Quarter 10-Q, shall be true and correct on and as of the date of such Revolving Credit Advance with the same force and effect as if such representations and warranties had been made on and as of such date.

Each Revolving Credit Advance hereunder shall be deemed to be a representation and warranty by Borrower that the conditions specified in this Section 8.2 have been satisfied on and as of the date of the applicable Revolving Credit Advance.

ARTICLE IX

RESERVED

ARTICLE X

AFFIRMATIVE COVENANTS

Borrower covenants and agrees as follows:

10.1Furnishing Information.

(a)Financial Reports.  Borrower shall deliver or cause to be delivered to Lender (i) a duly executed Certificate of Compliance substantially in the form of Exhibit B attached hereto within forty-five (45) days after the end of each calendar quarter, (ii) quarterly consolidated financial statements within (60) days after the end of each of the first three calendar quarters of each year and (iii) audited annual consolidated financial statements within 90 days after the end of each calendar year.  The Chief Executive Officer or the Chief Financial Officer of Borrower shall certify that each of such quarterly consolidated financial statements fairly present, in all material respects, the financial position, results of operations, cash flows and shareholders’ equity of Borrower on a consolidated basis as of the date thereof and for the quarterly period covered thereby (subject to normal year-end adjustments which were not and which are not expected to be, individually or in the aggregate, material to Borrower and its consolidated Subsidiaries taken as a whole).  The Borrower’s filing with the SEC of its periodic reports including financial statements and certifications on Form 10-Q or Form 10-K as applicable and written confirmation to Lender of such filing shall satisfy the foregoing financial statement and certification requirements with respect to the related calendar quarter or year covered by such filing.  Borrower shall deliver to Lender with respect to Borrower copies of its annual Federal Income Tax Returns within ten (10) days after the filing thereof with the Internal Revenue Service.  Borrower shall, on not less than ten (10) days prior written notice from Lender, permit Lender or any of its agents or representatives, at Lender’s sole expense, to have access to and examine Borrower’s accounting books and records during Borrower’s regular business hours.

(b)Call Reports.  As soon as available, and in no event more than sixty (60) days after the end of each fiscal quarter of each Bank, copies of each Bank’s Call Reports or other quarterly reports of condition and income furnished to Governmental Authorities.

(c)FR Y-9SP.  If applicable to Borrower, as soon as available, and in any event no later than sixty (60) days after the end of each fiscal quarter, the Borrower’s complete form FR Y-9SP as filed with the Federal Reserve Bank in the applicable Federal Reserve District.

(d)FR Y-6.  If applicable to Borrower, as soon as available, and in any event within ninety (90) days after the end of each fiscal year, the Borrower’s complete form FR Y-6 as filed with the Federal Reserve Bank in the applicable Federal Reserve District.

(e)USA Patriot Act.  Promptly upon the request thereof, to the extent not prohibited by law, such other information and documentation required by Bank Regulatory Authorities under applicable “know your customer” and Anti-Money Laundering rules and regulations (including, without limitation, the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended), as from time to time reasonably requested by the Lender.

(f)Notice of Litigation and Other Matters.  Promptly (but in no event later than ten (10) days after Borrower obtains knowledge thereof), to the extent not prohibited by law, telephonic and written notice of (i) the commencement of all proceedings by or before any Governmental Authority (other than routine period examinations by Applicable Governmental Authorities) and (ii) all actions and proceedings in any court or before any arbitrator against or involving the Borrower or any Subsidiary of Borrower or any of their respective properties, assets or businesses which if adversely determined against Borrower or such Subsidiary, could reasonably be expected to result in a Material Adverse Change to the Borrower and its Subsidiaries, considered as a whole.

(g)Classified Assets Report.  As soon as available, and in no event more than forty five (45) days after the end of each fiscal quarter of Bank, Borrower shall deliver or cause to be delivered to Lender reports detailing the Bank’s Classified Assets.

(h)Additional Information.  Such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary as the Lender may reasonably request and which can be provided by Borrower in compliance with applicable laws and regulations.

10.2Maintenance of Insurance.

Borrower shall maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies and financial institutions engaged in the same or similar businesses operating in the same or similar locations.

10.3Payment of Taxes.

Borrower shall pay all Taxes before the same become delinquent, provided, however, that Borrower shall have the right to contest any such tax or assessment, but only if (i) such contest has the effect of preventing the collection of such Taxes so contested and also of preventing the attachment of any Lien to any of Borrower’s property, and (ii) Borrower contests such Taxes diligently and in good faith.  If Borrower fails to commence such contest or, having commenced to contest the same, shall thereafter fail to prosecute such contest in good faith or with due diligence, or, upon adverse conclusion of any such contest, shall fail to pay such Tax, Lender may, at its election (but shall not be required to), pay and discharge any such Tax, and any interest or penalty thereon, and any amounts so expended by Lender shall be deemed to constitute disbursements of the Loan proceeds hereunder (even if the total amount of disbursements would exceed the face amount of the Note).  Upon request of Lender, Borrower shall furnish to Lender evidence that Taxes are paid on or prior to the last date for payment of such Taxes and before imposition of any penalty or accrual of interest (except for Taxes being contested diligently and in good faith as described in this Section).

10.4Reserved.

10.5Use of Proceeds.

The proceeds of the Loans will be used by Borrower for working capital and general corporate purposes, including the contribution of capital to its subsidiaries.  No part of the proceeds of the Loans will be used, whether directly or indirectly, for any purpose that entails a violation of any of regulations of any Bank Regulatory Authority, including Regulations T, U and X.

10.6Lost Note.

Upon Lender’s furnishing to Borrower an affidavit to such effect, Borrower shall, if the Note is mutilated, destroyed, lost or stolen, deliver to Lender, in substitution for such mutilated, destroyed, lost or stolen Note, a new note containing the same terms and conditions as the Note.  If Lender later finds the lost or recovers the stolen Note, it shall promptly deliver same to Borrower for cancellation.

10.7Indemnification.

FROM THE CLOSING DATE THROUGH THE DATE THAT IS THREE (3) YEARS FOLLOWING THE FULL SATISFACTION OF THE OBLIGATIONS HEREUNDER, BORROWER SHALL INDEMNIFY LENDER AND ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES AND CONSULTANTS (EACH, AN “INDEMNIFIED PARTY”) AND DEFEND AND HOLD EACH INDEMNIFIED PARTY HARMLESS FROM AND AGAINST ALL CLAIMS (INCLUDING, WITHOUT LIMITATION, ANY CIVIL PENALTIES OR FINES ASSESSED BY OFAC), INJURY, DAMAGE, LOSS AND LIABILITY, COST AND EXPENSE (INCLUDING ATTORNEYS’ FEES, COSTS AND EXPENSES) OF ANY AND EVERY KIND TO ANY PERSONS OR PROPERTY BY REASON OF (I) ANY BREACH OF REPRESENTATION OR WARRANTY, DEFAULT OR EVENT OF DEFAULT UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR RELATED DOCUMENT; OR (II) ANY OTHER MATTER ARISING IN CONNECTION WITH THE LOANS, BORROWER, OR ITS SUBSIDIARIES THAT MAY ARISE ANY TIME PRIOR TO THE DATE THAT THE LOANS AND THE OTHER OBLIGATIONS OWED HEREUNDER ARE PAID IN FULL~~.~~  BORROWER’S DUTY TO INDEMNIFY, HOLD HARMLESS, AND DEFEND THE INDEMNIFIED PARTIES AGAINST LOSSES EXTENDS TO LOSS THAT MAY BE CAUSED OR ALLEGED TO BE CAUSED IN PART BY THE NEGLIGENCE OF INDEMNITEES TO THE FULLEST  EXTENT  THAT  SUCH INDEMNIFICATION IS PERMITTED BY APPLICABLE LAW.  THE FOREGOING INDEMNIFICATION SHALL SURVIVE REPAYMENT OF THE LOANS.

ARTICLE XI

NEGATIVE COVENANTS

Borrower covenants and agrees as follows:

11.1Indebtedness.

Without prior written consent of Lender, Borrower will not create, incur, assume or permit to exist any Indebtedness, except:

(a)Indebtedness created hereunder; and

(b)Indebtedness existing on the date hereof and set forth in Schedule 11.1(b), but not any extensions, renewals or replacements of any such Indebtedness.

11.2Liens.

Borrower will not create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable or rights in respect of any thereof, except:

(a)Permitted Liens;

(b)any Lien on any property or asset of Borrower existing on the date hereof and set forth in Schedule 11.2(b); provided that (i) such Lien shall not apply to any other property or asset of the Borrower and (ii) such Lien shall secure only those obligations which it secures on the date hereof; and

(c)Liens on fixed or capital assets acquired, constructed or improved by the Borrower; provided that (i) such security interests secure Indebtedness permitted by Section 11.1, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower.

11.3Fundamental Changes; Disposition of Assets.

Without prior written consent of Lender, which shall not be unreasonably withheld or delayed, the Borrower will not (a) merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, unless the Persons who were the shareholders of Borrower immediately prior to the consummation of such merger or consolidation will, immediately after the consummation of such merger or consolidation, beneficially own at least 50.1% of the outstanding voting stock of the surviving company in such merger or consolidation; (b) sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any substantial part of its assets (other than  in the ordinary course of business), (c) liquidate or dissolve, or (d) engage to any material extent in any business other than businesses of the type conducted by the Borrower on the Effective Date and businesses reasonably related thereto.

11.4Investments, Loans, Advances, Guarantees and Acquisitions.

The Borrower will not purchase, hold or acquire any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment by the Borrower in any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (collectively, an “Investment”) except:

(a)Permitted Investments;

(b)Investments made in the Bank and any other direct or indirect subsidiary of Borrower;

(c)Guarantees constituting Indebtedness permitted by Section 11.1; and

(d)Any Investments in which the amount of all such Investments in the aggregate does not exceed 20% of the capital of Borrower at any one time outstanding.

11.5Reserved.

11.6Restricted Payments.

Without the prior written consent of Lender, the Borrower will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment.

11.7Transactions with Directors or Officers.

The Borrower will not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from any of Borrower’s directors or executive officers, or any of their Controlled Entities, or engage in any other transaction with any of such directors or officers, or any of their respective Controlled Entities outside the ordinary course of business of Borrower or its Subsidiaries at prices and on terms and conditions not less favorable to the Borrower than could be obtained on an arm’s-length basis from unrelated third parties.

11.8Reserved.

11.9Leverage Ratio.

(a)	As of the last day of any fiscal quarter, the Bank shall have a Leverage Ratio of 7.5% or greater.
(b)	As of the last day of any fiscal quarter, the Borrower shall have a Leverage Ratio of 6.5% or greater.

11.10Total Risk-Based Capital Ratio.

As of the last day of any fiscal quarter, the Bank shall have a Total Risk-Based Capital Ratio of 11.0% or greater.

11.11Non-Performing Assets to Net Capital Ratio.

As of the last day of any fiscal quarter, the Bank shall have a Non-Performing Assets to Net Capital Ratio of 40.0% or less.

11.12Classified Assets to Tier 1 Capital Ratio.

As of the last day of any fiscal quarter, the Bank shall have a Classified Assets to Tier 1 Capital Ratio of no greater than 50.0%.

11.13Fixed Charge Coverage Ratio.

As of the last day of any fiscal quarter, Borrower shall not permit the Fixed Charge Coverage Ratio to be less than 1.50 to 1.0 for the twelve month period ending on such date.

ARTICLE XII

RESERVED

ARTICLE XIII

ASSIGNMENTS BY LENDER AND BORROWER

13.1Prohibition of Assignments and Participations by Lender.

Without prior written consent of Borrower, Lender shall not sell the Loans (or any interest therein) or any Loan Document nor grant any participations in the Loans.

13.2Prohibition of Assignments by Borrower.

Borrower shall not assign or attempt to assign its rights under this Agreement and any purported assignment shall be void.

13.3Successors and Assigns.

Subject to the foregoing restrictions on transfer and assignment contained in this Article XIII, this Agreement shall inure to the benefit of and shall be binding on the parties hereto and their respective successors and permitted assigns.

ARTICLE XIV

TIME OF THE ESSENCE

14.1Time is of the Essence.

Borrower agrees that time is of the essence under this Agreement.

ARTICLE XV

EVENTS OF DEFAULT

15.1Events of Default.

The occurrence of any one or more of the following shall constitute an “Event of Default” as said term is used herein:

(a)Failure of Borrower (i) (A) to make any payment when due, or (B) to observe or perform any of the other covenants or conditions by Borrower to be performed under the terms of this Agreement or any other Loan Document concerning the payment of money; or (ii) for a period of thirty (30) days after written notice from Lender, to observe or perform any non-monetary covenant or condition contained in this Agreement or any other Loan Documents; provided that if any such failure concerning a non-monetary covenant or any of the covenants set forth in Sections 11.9, 11.10, 11.11, 11.12 or 11.13, or any other covenant which is otherwise susceptible to cure and cannot reasonably be cured within said thirty (30) day period, then Borrower shall have an additional sixty (60) day period to cure such failure and no Event of Default shall be deemed to exist hereunder so long as Borrower commences such cure within the initial thirty (30) day period and diligently and in good faith pursues such cure to completion within such resulting ninety (90) day period from the date of Lender’s notice; and provided further that if a different notice or grace period is specified under any other subsection of this Section 15.1 with respect to a particular breach, or if another subsection of this Section 15.1 applies to a particular breach and does not expressly provide for a notice or grace period the specific provision shall control.

(b)Any assignment in violation of Section 13.2.

(c)If any representation or warranty made by Borrower contained in this Agreement or the Security Documents (as the same may be modified by the Borrower Disclosure Schedules, the Borrower 2015 Financial Statements or the Third Quarter 10-Q), or any report or certificate delivered by Borrower in satisfaction of any of the conditions of this Agreement is untrue or incorrect in any material respect at the time made or delivered, provided that if such breach is reasonably susceptible of cure, then no Event of Default shall exist so long as Borrower cures said breach (i) within the notice and cure period provided in (a)(i) above for a breach that can be cured by the payment of money or (ii) within the notice and cure period provided in (a)(ii) above for any other breach.

(d)Borrower or its Subsidiaries shall commence a voluntary case concerning Borrower or such Subsidiary under the Bankruptcy Code; or an involuntary proceeding is commenced against Borrower or its Subsidiaries under the Bankruptcy Code and relief is ordered against Borrower, or the petition is controverted but not dismissed or stayed within sixty (60) days after the commencement of the case, or a custodian (as defined in the Bankruptcy Code) is appointed for or takes charge of all or substantially all of the property of Borrower or its Subsidiaries; or the Borrower or any of its Subsidiaries commences any other proceedings under any reorganization, arrangement, readjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar Law of any jurisdiction whether now or hereafter in effect relating to the Borrower or its Subsidiaries; or there is commenced against Borrower or its Subsidiaries any such proceeding which remains undismissed or unstayed for a period of sixty (60) days; or the Borrower or its Subsidiaries fails to controvert in a timely manner any such case under the Bankruptcy Code or any such proceeding, or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or its Subsidiaries by any act or failure to act indicates its consent to, approval of, or acquiescence in any such case or proceeding or the appointment of any custodian or the like of or for it for any substantial part of its property or suffers any such appointment to continue undischarged or unstayed for a period of sixty (60) days.

(e)Borrower or its Subsidiaries shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall consent to the appointment of a receiver or trustee or liquidator of all of its property or the major part thereof or if all or a substantial part of the assets of Borrower or its Subsidiaries are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come into the possession of any receiver, trustee, custodian or assignee for the benefit of creditors.

(f)One or more final, non-appealable judgments are entered (i) against Borrower in amounts aggregating in excess of $250,000 or (ii) against any of Borrower’s Subsidiaries in amounts aggregating in excess of $2,000,000 and said judgments are not paid in full, stayed or bonded over within thirty (30) days after entry.

(g)If Borrower shall fail to pay any debt owed by it or is in default under any agreement with Lender or any other party (other than a failure or default for which Borrower’s maximum liability does not exceed $250,000) and such failure or default continues after any applicable grace period specified in the instrument or agreement relating thereto, unless Borrower is contesting its obligation to pay such debt in good faith and by appropriate actions or proceedings.

(h)If a Material Adverse Change occurs with respect to Borrower and any of its Subsidiaries, considered as a whole.

(i)The failure at any time of a security interest created under any Security Document to be a valid first lien upon the Collateral described therein, and such failure remains uncured for a period of fifteen (15) days following written notice of such failure by Lender to Borrower.

(j)Reserved.

(k)A Change of Control shall occur.

(l)Failure of Borrower to comply with clauses (a) through (f) of Section 10.1 and such failure continues uncured for a period of fifteen (15) days after such failure.

(m)The occurrence of any other event or circumstance denominated as an Event of Default in this Agreement or under any of the other Loan Documents and the expiration of any applicable grace or cure periods, if any, specified for such Event of Default herein or therein, as the case may be.

(n)Reserved.

(o)If (i) ~~any~~ Bank shall cease for any reason to be an insured bank under the FDIA, (ii) the FDIC or any other Governmental Authority shall issue a cease and desist order to take other action of a disciplinary or remedial nature against the Borrower or any Subsidiary and such order or other action could reasonably be expected to have a Material Adverse Change or there shall occur with respect to any Subsidiary any event that is grounds for the required submission of a capital restoration plan under 12 U.S.C. § 1831o(e)(2) and the regulations thereunder, or (iii) the Borrower or any Subsidiary shall enter into a written supervisory or similar agreement with any Bank Regulatory Authority or other Governmental Authority for any reason, but only to the extent that such supervisory or similar agreement would have a Material Adverse Change with respect to such Subsidiary or the Borrower.

(p)Without limiting the generality of Section 15.1(o), the appointment of a conservator or receiver for any Subsidiary of Borrower that is an “insured depository institution” as defined in the FDIA (12 U.S.C. § 1813(c)(2)), by any “appropriate Federal banking agency” as defined in the FDIA (12 U.S.C. § 1813(q)), by any state supervisory agency or by the FDIC or any successor thereto pursuant to the FDIA; or the organization of a bridge bank to purchase assets and assume liabilities of such Subsidiary pursuant to the FDIA; or the provision of any form of assistance to any such Subsidiary by the FDIC pursuant to the FDIA or other Governmental Authority.

(q)If Borrower shall cease to be a bank holding company, within the meaning of the BHCA.

ARTICLE XVI

LENDER’S REMEDIES IN EVENT OF DEFAULT

16.1Remedies Conferred Upon Lender.

Upon the occurrence of, and during the continuance of, any Event of Default, Lender may pursue any one or more of the following remedies:

(a)Declare the Note to be immediately due and payable (the “Acceleration”);

(b)Following Borrower’s failure to repay the Note after Acceleration, (i) use and apply any monies or letters of credit deposited by Borrower with Lender, regardless of the purposes for which the same was deposited (other than the Depository Account), to cure any such default or to apply on account of any indebtedness under this Agreement which is due and owing to Lender; and (ii) exercise or pursue any other remedy or cause of action permitted under this Agreement or any other Loan Documents, or conferred upon Lender by operation of Law, including, the enforcement of any Liens or security interests under the Security Documents.  For the avoidance of doubt, in no event shall Lender use or apply any monies in the Depository Account as a remedy for or in respect of any Event of Default by Borrower or otherwise.

Notwithstanding the foregoing, upon the occurrence of any Event of Default under Section 15.1(d), (e), (o), (p) or (q) with respect to Borrower or any Bank, all amounts evidenced by the Note shall automatically become due and payable, without any presentment, demand, protest or notice of any kind to Borrower.

ARTICLE XVII

GENERAL PROVISIONS

17.1Captions.

The captions and headings of various Articles, Sections and subsections of this Agreement and Borrower Disclosure Schedules and Exhibits pertaining hereto are for convenience of reference only and are not to be considered as defining or limiting in any way the scope or intent of the provisions hereof.

17.2Modification; Waiver.

No modification, waiver, amendment or discharge of this Agreement or any other Loan Document shall be valid unless the same is in writing and signed by both parties hereto.

17.3Authorized Representatives.

Borrower hereby appoints each of Scott Kavanaugh, its Chief Executive Officer as of the Effective Date, David DePillo, its President as of the Effective Date, John Michel, its Chief Financial Officer as of the Effective Date, and Craig Kardokus, its Treasurer as of the Effective Date, as its Authorized Representatives for purposes of dealing with Lender on behalf of Borrower in respect of any and all matters in connection with this Agreement, the other Loan Documents, and the Loans.  Each of the Authorized Representatives shall have the power, in his discretion, to give and receive all notices, monies, approvals, and other documents and instruments, and to take any other action on behalf of Borrower.  All actions by any of the Authorized Representatives shall be final and binding on Borrower.  Lender may rely on the authority given to any of the Authorized Representatives until actual receipt by Lender of a duly authorized resolution substituting a different person as one of, or different persons as the Authorized Representatives.

17.4Governing Law.

Irrespective of the place of execution and/or delivery, this Agreement shall be governed by, and shall be construed in accordance with, the laws of the State of Texas.

17.5Reserved.

17.6Disclaimer by Lender.

This Agreement is made for the sole benefit of Borrower and Lender, and no other person or persons shall have any benefits, rights or remedies under or by reason of this Agreement, or by reason of any actions taken by Lender pursuant to this Agreement.  Lender shall not be liable for any debts or claims accruing in favor of any such parties against Borrower or others.  Lender, by making the Loans or taking any action pursuant to any of the Loan Documents, shall not be deemed a partner or a joint venturer with Borrower or fiduciary of Borrower.  No payment of funds directly to a contractor or subcontractor or provider of services shall be deemed to create any third-party beneficiary status or recognition of same by the Lender.

17.7Partial Invalidity; Severability.

If any of the provisions of this Agreement, or the application thereof to any person, party or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such provision or provisions to persons, parties or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of this Agreement shall be valid and enforceable to the fullest extent permitted by Law.

17.8Definitions Include Amendments.

Definitions contained in this Agreement which identify documents, including, but not limited to, the Loan Documents, shall be deemed to include all amendments and supplements to such documents from the respective dates thereof, and all future amendments, modifications, and supplements thereto entered into from time to time to satisfy the requirements of this Agreement or otherwise with the written consent of the parties hereto.  Reference to this Agreement contained in any of the foregoing documents shall be deemed to include all amendments and supplements executed in accordance with this Agreement and the other Loan Documents.

7.9Execution in Counterparts; Electronic Execution.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page of this Agreement by fax or other digital or electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

17.10Entire Agreement.

This Agreement, taken together with all of the other Loan Documents, embody the entire agreement and supersedes all prior agreements, written or oral, between the parties, relating to the subject matter hereof.

17.11Waiver of Damages.

Neither Lender nor Borrower shall be liable to each other for punitive, exemplary or consequential damages, including, without limitation, lost profits, whatever the nature of a breach by Lender or Borrower of its obligations under this Agreement or any of the Loan Documents, and each of Lender and Borrower hereby waives all claims for punitive, exemplary or consequential damages.

17.12Claims Against Lender.

Lender shall not be in default under this Agreement, or under any other Loan Documents, unless a written notice specifically setting forth the claim of Borrower shall have been given to Lender within twelve (12) months after Borrower first had actual Knowledge of the occurrence of the event which Borrower alleges gave rise to such claim and Lender does not remedy or cure the default, if any there be, promptly thereafter.  Borrower waives any claim, set-off or defense against Lender arising by reason of any alleged default by Lender as to which Borrower does not give such notice timely as aforesaid.  Borrower acknowledges that such waiver is or may be essential to Lender’s ability to enforce its remedies without delay and that such waiver therefore constitutes a substantial part of the bargain between Lender and Borrower with regard to the Loans.

17.13Jurisdiction.

TO THE GREATEST EXTENT PERMITTED BY LAW, BORROWER HEREBY WAIVES ANY AND ALL RIGHTS TO REQUIRE MARSHALLING OF ASSETS BY LENDER. WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THIS AGREEMENT (EACH, A “PROCEEDING”), BORROWER IRREVOCABLY (A) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS HAVING JURISDICTION IN THE CITY OF DALLAS, COUNTY OF DALLAS AND STATE OF TEXAS, AND (B) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDING BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT ANY PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDING, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY.  NOTHING IN THIS AGREEMENT SHALL PRECLUDE LENDER FROM BRINGING A PROCEEDING IN ANY OTHER JURISDICTION NOR WILL THE BRINGING OF A PROCEEDING IN ANY ONE OR MORE JURISDICTIONS PRECLUDE THE BRINGING OF A

PROCEEDING IN ANY OTHER JURISDICTION.  BORROWER FURTHER AGREES AND CONSENTS THAT, IN ADDITION TO ANY METHODS OF SERVICE OF PROCESS PROVIDED FOR UNDER APPLICABLE LAW, ALL SERVICE OF PROCESS IN ANY PROCEEDING IN ANY TEXAS STATE OR UNITED STATES COURT SITTING IN THE CITY OF DALLAS AND COUNTY OF DALLAS MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO BORROWER AT THE ADDRESS INDICATED BELOW, AND SERVICE SO MADE SHALL BE COMPLETE UPON RECEIPT; EXCEPT THAT IF BORROWER SHALL REFUSE TO ACCEPT DELIVERY, SERVICE SHALL BE DEEMED COMPLETE FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO MAILED.

17.14Set-Offs.

After the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably authorizes and directs Lender from time to time to charge Borrower’s accounts and deposits with Lender or its Affiliates (other than the Depository Account and deposits therein), and to pay over to Lender an amount equal to any amounts from time to time due and payable to Lender hereunder, under the Note or under any other Loan Document.   Borrower hereby grants to Lender a security interest in and to all such accounts and deposits (other than the Depository Account and deposits therein) maintained by the Borrower with Lender (or its Affiliates).

17.15Lender’s Consent.

Wherever in this Agreement there is a requirement for Lender’s consent and/or a document to be provided or an action taken “to the satisfaction of Lender”, it is understood by such phrase that, except as expressly modified herein, Lender shall exercise its consent, right or judgment in its reasonable discretion.

17.16Notices.

Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing and shall be deemed to have been properly given (a) if hand delivered, when delivered; (b) if mailed by United States Certified Mail (postage prepaid, return receipt requested), three (3) Business Days after mailing (c) if by Federal Express or other reliable overnight courier service, on the next Business Day after delivered to such courier service or (d) if by telecopier on the day of transmission so long as copy is sent on the same day by overnight courier as set forth below:

If to Borrower:

First Foundation Inc.

18101 Von Karman Ave., Suite 700,

Irvine, California 92612

Attention: Mr. John Michel

Telephone: (949) 202-4160

Facsimile: (949) 202-4187

Email: jmichel@ff-inc.com

With a copy to:

Sheppard Mullin Richter @ Hampton LLP

650 Town Center Drive, 4th Floor

Costa Mesa, CA 92626

Attention: Joshua Dean

Telephone: (714) 424-8292

Facsimile: (714) 428-5991

Email:jdean@sheppardmullin.com

If to Lender:

NexBank SSB

2515 McKinney Avenue, Suite 1100

Dallas, Texas 75201

Attention: Matt Siekielski

Telephone: 972-934-4724

With a copy to:

Haynes and Boone, LLP

2323 Victory Avenue, Suite 700

Dallas, Texas 75219

Attention: Darrel Rice

Telephone: 214-651-5969

Facsimile: 214-200-0664

Email:darrel.rice@haynesboone.com

or at such other address as the party to be served with notice may have furnished in writing to the party seeking or desiring to serve notice as a place for the service of notice.

17.17Waiver of Jury Trial.

BORROWER AND LENDER EACH WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS AGREEMENT AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

17.18No Oral Agreements.

THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Signature page follows.]

EXECUTED as of the date first set forth above.

BORROWER:

FIRST FOUNDATION INC.

By:	/s/ John Michel
Name: John Michel
Title: Chief Financial Officer

Signature Page to Loan Agreement

LENDER:

NEXBANK, SSB,

By:	/s/ Matt Siekielski
Name: Matt Siekielski
Title: Chief Operating Officer

Signature Page to Loan Agreement